The Board of Directors
HomeSide Lending, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-84179, 333-78629 and 333-45603) on Form S-3 of HomeSide Lending, Inc. of our report dated October 19, 1999, relating to the consolidated balance sheets of HomeSide Lending, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholder's equity, and cash flows for the year ended September 30, 1999 and the period from February 11, 1998 through September 30, 1998, which report appears in the September 30, 1999 annual report on Form 10-K of HomeSide Lending, Inc.


/s/ KPMG LLP
Jacksonville, Florida
June 6, 2000